Exhibit 99.1

[Press release]

MICHAEL A. KELLY JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – July 24, 2008 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Michael A. Kelly has been appointed to its Board of Directors, effective yesterday.

Mr. Kelly is Executive Vice President at 3M Company, where he is responsible for Display and Graphics, a $4 billion operating unit of 3M.  During his more than 20 years at 3M, he has held various positions, including a number of international assignments.

Robert F. Spoerry, Executive Chairman of the Board, stated, "Mike brings us an impressive track record in sales and marketing, technology management and globalization of businesses. His broad international experience will provide us with valuable strategic insight. We welcome Mike and look forward to his contributions to our Board."

METTLER TOLEDO is a leading global supplier of precision instruments and services.  The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.  The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development.  In addition, the Company is the world’s largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications.  Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties.  For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2007.  The Company assumes no obligation to update this press release.